Exhibit 99.1

BANK OF THE JAMES FINANCIAL COMPLETES $10 MILLION DEBT OFFERING

Lynchburg, VA., September 6, 2012 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ) (the “Company”), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail lender, today announced it completed a private placement unregistered debt offering pursuant to which it issued $10 million in five-year unsecured notes maturing in 2017. The notes pay interest at the rate of 6% and are callable by the Company with 30 days notice any time after April 1, 2013.

Robert R. Chapman III, President and CEO, said: “We completed this capital raise without the help of an underwriter and with 42, mainly local, accredited investors participating. We appreciate the confidence the purchasers have shown in our Company’s future.

“The Company remains proud that it did not take any funds under the U.S. Treasury Department’s Troubled Asset Relief Program. We are pleased that we remain able to generate additional funding privately and locally. Although the Bank has consistently met or exceeded regulatory capital requirements, the proceeds of the offering will allow us to further strengthen the Bank’s capital position if needed.

“During the past year, we have significantly improved the Bank’s balance sheet and capital position. In first half 2012, the Company reported meaningful year-over-year earnings improvement, reflecting our ability to flow more revenue to the bottom line with higher asset quality, net interest margin management and operational expense controls. This offering enables us to continue to pursue new lending, financial advisory and banking relationship opportunities.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia SMA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company celebrates its 13th anniversary this year.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com